EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Quantum Fuel Systems Technologies Worldwide, Inc. of our report dated July 28, 2006, except for the effects of the reclassification of discontinued operations as discussed in Note 3 as to which the date is July 2, 2008, relating to our audit of the consolidated financial statements and the financial statement schedule, which appear in the Annual Report on Form 10-K of Quantum Fuel Systems Technologies Worldwide, Inc. for the year ended April 30, 2006.

/s/ MCGLADREY AND PULLEN, LLP

Irvine, California

July 2, 2008